EX-99.01

March 4, 2004

RE: Debt Cancellation

I, ______________, hereby agree to cancel the accrued wages and vacation owed to me through February 29, 2004 in the amount of $_________. In consideration for canceling this debt, I agree to accept ________ shares of Human BioSystems common stock. I further agree to execute an Investment Letter (debt cancellation)

I understand that I am responsible for all taxes when and if due.

Agreed to by:
________________________

Accepted by:

/s/Harry Masuda
__________________________
   Harry Masuda, President
   Human Biosystems